Exhibit (h)(2)

FORM OF ADMINISTRATIVE SERVICES AGREEMENT

Dreyfus Service Corporation
200 Park Avenue
New York, New York 10166

Ladies and Gentlemen:

We wish to enter into an Agreement with you for providing certain services with respect to shares of each class of the series of CitizensSelect Funds (the "Fund") set forth on Schedule A attached hereto, as such Schedule may be revised from time to time, a mutual fund managed by The Dreyfus Corporation. You are the principal underwriter as defined in the Investment Company Act of 1940, as amended (the "Act"), and the exclusive agent for the continuous distribution of shares of the Fund.

The terms and conditions of this Agreement are as follows:

1.	We agree to provide administrative services for our clients who own shares of the Fund ("clients"), which services may include, without limitation: providing beneficial owners with statements showing their position in the Fund; mailing periodic reports, prospectuses and other Fund communications to beneficial owners; withholding taxes on non-resident alien accounts; disbursing income dividends and capital gain distributions; reinvesting dividends and distributions; preparing and delivering to beneficial owners, and state and federal authorities, including the United States Internal Revenue Service and the Securities and Exchange Commission, such information respecting dividends and distributions paid by the Fund as may be required by law, rule or regulation; withholding on dividends and distributions as may be required by state or Federal authorities from time to time; receiving, tabulating, and transmitting proxies executed by beneficial owners; and providing such other related services as you or the Fund may reasonably request, to the extent we are permitted by applicable statute, rule or regulation. In this regard, if we are a federally chartered and supervised bank or other banking organization, or if we are a subsidiary or an affiliate of such bank or other banking organization, you recognize that we may be subject to the provisions of certain laws, rules, regulations or requirements governing, among other things, the conduct of our activities. As such, we are restricted in the activities we may undertake and for which we may be paid and, therefore, intend to perform only those activities as are consistent with our statutory and regulatory obligations. We represent and warrant to, and agree with you, that the compensation payable to us hereunder, together with any other compensation payable to us by clients in connection with the investment of their assets in shares of the Fund, will be properly disclosed by us to our clients, will be authorized by our clients and will not result in an excessive or unauthorized fee to us.

2.	We shall provide such office space and equipment, telephone facilities and personnel (which may be all or any part of the space, equipment and facilities currently used in our business, or all or any personnel employed by us) as is necessary or beneficial for providing the services described in this Agreement.

3.	We agree that neither we nor any of our employees or agents are authorized to make any representation concerning shares of the Fund, except those contained in the then current Prospectus for the Fund, copies of which will be supplied by you to us in reasonable quantities upon request. If we are a federally supervised bank or thrift institution, or if we are a subsidiary or an affiliate of such bank or thrift institution, we agree that in providing services hereunder we shall at all times act in compliance with the Interagency Statement on Retail Sales of Nondeposit Investment Products issued by The Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, and the Office of Thrift Supervision (February 15, 1994) or any successor interagency requirements as in force at the time such services are provided. We shall have no authority to act as agent for the Fund or for you.

4.	You reserve the right, at your discretion and without notice, to suspend the sale of shares or withdraw the sale of shares of any class of shares of series of the Fund.

5.	We acknowledge that this Agreement shall become effective for the Fund only when approved by vote of a majority of (i) the Fund's Board of Trustees, and (ii) Trustees who are not "interested persons" (as defined in the Act) of the Fund and have no direct or indirect financial interest in this Agreement, cast in person at a meeting called for the purpose of voting on such approval.

6.	This Agreement shall continue until the last day of the calendar year next following the date of execution, and thereafter shall continue automatically for successive annual periods ending on the last day of each calendar year. Such continuance must be approved specifically at least annually by a vote of a majority of (i) the Fund's Board of Trustees and (ii) Trustees who are not "interested persons" (as defined in the Act) of the Fund and have no direct or indirect financial interest in this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty, at any time, by a majority of the Fund's Trustees who are not "interested persons" (as defined in the Act) and have no direct or indirect financial interest in this Agreement. This Agreement is terminable without penalty upon 15 days' notice by either party. In addition, you may terminate this Agreement immediately, without penalty, if the present investment adviser of the Fund ceases to serve the Fund in such capacity, or if you cease to act as distributor of the Fund. Notwithstanding anything contained herein, if we fail to perform the administrative functions contemplated herein by you, this Agreement shall be terminable effective upon receipt of notice thereof by us. This Agreement also shall terminate automatically in the event of its assignment (as defined in the Act).

7.	In consideration of the services and facilities described herein, we shall be entitled to receive from the Fund, and you agree to cause the Fund to pay to us, the fees described as payable to us in the Fund's Administrative Services Plan and Prospectus and related Statement of Additional Information. We understand that any payments pursuant to this Agreement shall be paid only so long as this Agreement and such Plan are in effect. We agree that no Trustee, officer or shareholder of the Fund shall be liable individually for the performance of the obligations hereunder or for any such payments.

8.	We agree to provide to you and the Fund such information relating to our services hereunder as may be required to be maintained by you and/or the Fund under applicable federal or state laws, and the rules, regulations, requirements or conditions of applicable regulatory and self-regulatory agencies or authorities.

9.	This Agreement shall not constitute either party the legal representative of the other, nor shall either party have the right or authority to assume, create or incur any liability or any obligation of any kind, express or implied, against or in the name of or on behalf of the other party.

10.	We shall release, indemnify and hold harmless you and the Fund and your and the Fund's affiliates, directors, trustees, officers, employees and agents from and against any and all losses, claims, damages, demands, actions, liabilities, costs and expenses (including reasonable attorneys' fees) arising out of or attributable to our bad faith, negligence or willful misconduct in the performance of our duties and obligations under this Agreement. This indemnity is in addition to any other liability which we may otherwise have. In no event shall we be liable for indirect, special, consequential or incidental damages, even if advised of the possibility of such damages in advance and regardless of the form of the action.

11.	All notices required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by personal delivery or by postage prepaid, registered or certified United States first class mail, return receipt requested, or by telecopier, telex, telegram or similar means of same day delivery (with a confirming copy by mail as provided herein). Unless otherwise notified in writing, all notices to you shall be given or sent to you at 200 Park Avenue, New York, New York 10166, Attention: General Counsel, and all notices to us shall be given or sent to us at our address which shall be furnished to you in writing on or before the effective date of this Agreement.

12.	This Agreement shall be construed in accordance with the internal laws of the State of New York, without giving effect to principles of conflict of laws.

Very truly yours, _____________________________________ Name: Title: [COUNTERPARTY NAME COUNTERPARTY ADDRESS FAX NO.]

Date:______________________________	By:___________________________________ Authorized Signature

Accepted: DREYFUS SERVICE CORPORATION

Date:_______________________________	By: _________________________________ Name: Title

SCHEDULE A

Series/Class

CitizensSelect Prime Money Market Fund

Class B shares Class C shares Class D shares

CitizensSelect Treasury Money Market Fund

Class B shares Class C shares Class D shares